Exhibit 10.12

LEASE

BY AND BETWEEN

PREMIER CONOVER, LLC, as Landlord

and

ARHAUS, LLC, as Tenant

Date: March 12, 2021

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LEASE

THIS LEASE, made this 12th day of March, 2021 by and between PREMIER CONOVER, LLC, an Ohio limited liability company (“Landlord”), and ARHAUS, LLC, a Delaware limited liability company (“Tenant”).

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the Lease Term (defined below), (a) approximately fifty-five (55) acres of land described on Exhibit A (the “Land”), and (b) the approximately Four Hundred Ninety-Seven Thousand (497,000) square foot building to be constructed on the Land (the “Building”). The Land and Building are shown on the Site Plan set forth on Exhibit A-1 and are referred to collectively as the “Leased Premises.” Tenant shall have the right to re-measure the Building within sixty (60) days after the completion of the Tenant Improvement Work in accordance with applicable building standard measurement principles. If Tenant’s measurements of the Building should disclose a different square footage of the Building than the square footage set forth in this Section 1.01 (“Final Revised Square Footage”), then Tenant shall notify Landlord in writing of the Final Revised Square Footage, which shall be subject to Landlord’s review and acceptance. Subject to Landlord’s agreement with the Tenant’s measurement of the Building, Landlord acknowledges and agrees that such notice by Tenant shall be deemed sufficient to amend the square footage of the Building set forth in this Section 1.01, such amendment being deemed self-operative without the necessity of further formal mutual acknowledgment or documentation between Landlord and Tenant.

Section 1.02. Basic Lease Provisions. The following constitute the “Basic Lease Provisions” of this Lease:

A.	Building Expense Percentage: 100%;

B.	Minimum Annual Base Rent:

Period	Monthly	Annual
Lease Year 1	$247,916.67	$2,975,000
Lease Year 2	$255,354.I7	$3,064,250.04
Lease Year 3	$263,0I4.80	$3,156,177.54
Lease Year 4	$270,905.24	$3,250,862.87
Lease Year 5	$279,032.40	$3,348,388.75
Lease Year 6	$287,403.37	$3,448,840.42
Lease Year 7	$296,025.47	$3,552,305.63
Lease Year 8	$304,906.23	$3,658,874.80
Lease Year 9	$314,053.42	$3,768,641.04
Lease Year 10	$323,475.02	$3,881,700.27
Lease Year 11	$333,179.27	$3,998,151.28
Lease Year 12	$343,174.65	$4,118,095.82
Lease Year 13-22	per Section 19.01
Lease Years 23-27	per Section 19.01
Lease Years 28-32	per Section 19.01

C.	[Intentionally Omitted]

D.

Additional Rent: All amounts to be paid by Tenant pursuant to the terms of this Lease, other than Minimum Annual Base Rent, including, but not limited to, the Annual Rental Adjustments (defined below) and Shell Building and Tenant Improvements/Soft Costs Excess Expenses (defined below);

E.	Lease Term: Twelve (12) Lease Years (defined below), unless extended in accordance with the terms of this Lease;

F.	Extensions: One (1) ten (10) year option to extend the Lease Term, followed by two (2) five (5) year options to extend the Lease Term.

G.

Completion Date: The date that Landlord substantially completes the Tenant Improvement Work in accordance with Section 2.02(I) of this Lease and delivers the Leased Premises to Tenant (acknowledging there are different Completion Dates for different portions of the Leased Premises provided for herein). Tenant shall have the right to enter the Leased Premises and Building for the purpose of performing any work and installing any fixtures and equipment prior to the substantial completion of the Work and before the Completion Date, as long as Tenant does not unreasonably and materially interfere with Landlord’s Work.

H.	Rent Commencement Date: The Completion Date (of the Leased Premises).

I.	Security Deposit: None.

J.	Broker: Premier Commercial Realty, LLC.

K.	Permitted Use: Office, warehouse, distribution and any other lawful use.

L.	Address for Payments and Notices:

Landlord:	Premier Conover, LLC
c/o Premier Development Partners, LLC
5301 Grant Avenue
Cleveland, Ohio 44125
Attention: Spencer N. Pisczak

With a copy to:	Kevin M. Hinkel, Esq.
Frantz Ward LLP
200 Public Square, Suite 3000
Cleveland, Ohio 44114

Tenant:
Arhaus, LLC
51 E Hines Hill Rd,
Hudson, OH 44236
Attention: Dawn Phillipson, CFO

With a copy to:	Arhaus, LLC
51 E Hines Hill Rd,
Hudson, OH 44236
Attention: Allan Churchmack, SVP/General Counsel

M.

Lease Year: Each consecutive twelve (12) month period occurring during the Lease Term commencing upon the Rent Commencement Date; provided, however, that if the Rent Commencement Date is not first day of a month, the first Lease Year will include the period from the Rent Commencement Date to the first day of the following month.

N.	Exhibits: The following Exhibits are attached to this Lease:

Exhibit A	-	Legal Description of Land
Exhibit A-1	-	Site Plan Showing the Land and Building
Exhibit B	-	Project Schedule
Exhibit C	-	Project Description
Exhibit C-1	-	Project Costs
Exhibit D	-	Exterior Elevations
Exhibit E	-	Form of SNDA
Exhibit F	-	Form of Estoppel Certificate
Exhibit G	-	Form of Memorandum of Lease

O.	Tenant’s Representative: Dawn Phillipson, CFO and Dawn Sparks, Chief Supply Chain Officer

P.	Landlord’s Representative: Spencer Pisczak, Kevin Callahan and Brian Lenehan

Q.

Parking Areas: As more specifically described in the Project Description (i) all improved and unimproved areas on the Land, including, without limitation: parking areas and facilities, roadways, sidewalks, curbs, driveways, truckways, delivery areas, landscaped areas (including any irrigation facilities), lighting facilities, and other areas, amenities, facilities and improvements on the Land, and (ii) all site work on or benefiting the Leased Premises.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The term of this Lease (as it may by extended pursuant to Section 19.01, the “Lease Term”) shall commence on the Completion Date and expire upon the last day of the twelfth (12th) Lease Year following the Rent Commencement Date, unless extended in accordance with the terms of this Lease (the “Expiration Date”).

Section 2.02. Construction of Improvements and Possession.

A.

Project Schedule; Completion Dates. Landlord and Tenant agree that a preliminary project schedule is attached hereto as Exhibit B (the “Project Schedule”). The Project Schedule shall only be modified or changed by a writing executed by Landlord and Tenant, or as otherwise required or permitted by the terms of this Lease. Subject to Landlord Excusable Delays, Landlord shall cause the Completion Date with respect to the warehouse space in which Tenant is installing racking to occur by no later than September 6, 2021, the remainder of the warehouse (including the product development area) to occur no later than September 27, 2021, and with respect to the Office space to occur no later than October 29, 2021 (respectively, the “Anticipated Completion Date”). Provided the Lease is fully executed by March 15, 2021 and subject to Landlord Excusable Delays, if the Completion Date for the entire Building shall not occur by December 31, 2022 (the “Outside Completion Date”), this Lease shall automatically be null and void, and neither party shall have any claim against the other in damages or otherwise, provided, however, should the failure of the Completion Date to occur on or before the Outside Completion Date be due to Tenant Delay, then the Outside Completion Date shall be extended for one day for each day of Tenant Delay.

As extended by any Landlord Excusable Delays, if the Completion Date as to the warehouse space or the Office space has not occurred on the applicable Anticipated Completion Date, then Tenant shall receive a credit of Minimum Annual Base Rent equal to Four Thousand and 00/100 Dollars ($4,000.00) for each day which elapses between the applicable Anticipated Completion Date and the Completion Date. The credit shall be applied to Tenant’s payments of Minimum Annual Base Rent beginning on the Rent Commencement Date.

B.

Shell Building Work. The scope of the work for the improvements constituting the shell Building and Parking Areas work (collectively, the “Shell Building Work”) to be performed by Landlord is set forth in the project description in Exhibit C attached hereto and made a part hereof (the “Project Description”). Tenant has approved the Project Description. On or before the date set forth on the Project Schedule, Landlord shall cause to be prepared and submitted to Tenant plans and specifications based upon the Project Description, the exterior of which shall incorporate the Exterior Elevations set forth on Exhibit D (collectively, the “Shell Building Plans and Specifications”). Tenant shall review and approve or comment on the Shell Building Plans and Specifications within the time periods required by Section 2.02(M) of this Lease. The Shell Building Plans and Specification shall be revised by Landlord to incorporate Tenant’s reasonable comments.

1.     Bidding the Shell Building Work. Landlord agrees to competitively bid the Shell Building Work. Tenant’s Representative and Landlord will review bids and Tenant shall have the right to offer comments to Landlord with respect to the selection of bidders and require Landlord to include certain bidders in the bidding process. Unless otherwise mutually agreed by Landlord and Tenant, Landlord shall be required to construct the Shell Building Work for the lowest comparable bid received by Landlord from subcontractors and suppliers, but in all events both Landlord and Tenant retain the right to approve final subcontractors and suppliers who are awarded the bids.

2.     Costs of Shell Building Work. Landlord shall pay the costs and expenses comprising the Shell Building Cost (as hereinafter defined), including, but not limited to,

architectural, engineering and permit fees and general contractor fees (equal to three and four tenths percent (3.4%) (whether upon Shell Building Work or Tenant Improvement Work, the “General Contractor Fee”) of the hard costs of non-Change Order Work) (collectively, the “Soft Costs”), without regard to either the Construction or Soft Costs Contingencies set forth on Exhibit C-1 attached hereto and made a part hereof (collectively the “Contingencies”). Solely for disclosure purposes, Landlord shall pay Premier Development Partners, LLC (“PDP”) a coordination fee of Four Hundred Thousand Dollars ($400,000.00) for its coordination of the completion of the Shell Building Work and Tenant Improvement Work.

3.     Shell Building and Tenant Improvements/Soft Costs. (a) The Minimum Annual Base Rent is based upon the sum of (i) Shell Building Work described by category on Exhibit C-1 and (ii) Tenant Improvement/Soft Costs (as hereinafter defined) costing no more than Twenty-Seven Million and One Hundred Thousand and 00/100 Dollars ($27,100,000.00) (the “Shell Building and Tenant Improvement/Soft Costs Expenses”). Costs and expenses incurred by Landlord in excess of the Shell Building and Tenant Improvement/Soft Costs Building Expenses as a result of or attributable to (a) Change Orders instituted or approved in writing by Tenant, or (b) Tenant Delays shall be the responsibility of Tenant in accordance with the terms of this Lease (the “Shell Building and Tenant Improvement/Soft Costs Building Excess Expenses”).

(b)     For purposes of this Lease, “Shell Building and Tenant Improvement/Soft Costs Expense Savings” shall mean any net reduction in the Shell Building and Tenant Improvement/Soft Costs Expenses arising from: (i) Change Orders or (ii) net savings from contractors or suppliers identified by Tenant who are engaged by Landlord to provide services or materials as part of the Shell Building Work and Tenant Improvements/Soft Costs.

(c)     If there are Shell Building and Tenant Improvement/Soft Costs Excess Expenses, then such Shell Building and Tenant Improvements/Soft Costs Excess Expenses shall be paid by Tenant to Landlord (or its designee) in accordance with the terms of Section 2.02F.l. Any unused portion of the Shell Building and Tenant Improvement/Soft Costs Expenses shall be credited against Minimum Annual Base Rent in accordance with Section 2.02F.2.

C.	Tenant Improvements.

1.     Approval of Tenant Improvement Plans and Specifications. On or before the date set forth on the Project Schedule, Landlord shall cause to be prepared and submitted to Tenant plans and specifications (the “Preliminary Tenant Improvement Plans and Specifications”) describing the work to be completed by Landlord in constructing the tenant improvements to the Leased Premises, which may also include, without limitation, any upgrades to the Shell Building Work, but subject, in all events, to the limits and thresholds set forth in Section 2.02B.3. hereof. Tenant shall review and approve or comment on the Preliminary Tenant Improvement Plans and Specifications within the time periods required by Section 2.02(M) of this Lease. Landlord shall revise the Preliminary Tenant Improvement Plans and Specifications pursuant to Tenant’s reasonable comments. Upon Tenant’s approval of the Preliminary Tenant Improvement Plans and Specifications, Landlord shall cause the completion of 100% Construction Documents based upon the approved Preliminary Tenant Improvement Plans and Specifications (the “Tenant Improvement Plans and Specifications”). The work to be performed by Landlord described in such Tenant Improvement Plans and Specifications shall be referred to as the “Tenant Improvement Work.” The Shell Building Work and the Tenant Improvement Work are sometimes collectively referred to herein as the “Work”, and the Shell Building Plans and Specifications and the Tenant Improvement Plans and Specifications are sometimes collectively referred to herein as the “Plans and Specifications.”

2.     Tenant Improvement Allowance. Except for costs and expenses attributable to Change Orders or Tenant Delays, each as defined below, Landlord shall be responsible for the costs of the Tenant Improvement Work, including, but not limited to, the Soft Costs (“Tenant Improvement Work/Soft Costs”).

3.     Tenant Improvement Work. Landlord shall perform the Tenant Improvement Work based upon the approved Tenant Improvement Plans and Specifications.

4.     Bidding the Tenant Improvement Work. Landlord agrees to competitively bid the Tenant Improvement Work. Tenant’s Representative and Landlord will review bids and Tenant shall have the right to offer comments to Landlord with respect to the selection of bidders and require Landlord to include certain bidders in the bidding process. Unless otherwise mutually agreed by Landlord and Tenant, Landlord shall be required to construct the Tenant Improvement Work for the lowest comparable bid received by Landlord from subcontractors, and Tenant shall have the right to approve final subcontractors who are awarded the bids. Landlord shall cause a construction company to act as General Contractor for the construction of the Tenant Improvement Work and shall be entitled to payment by Tenant (or to direct such payment to a construction company) a General Contractor fee equal to three and four tenths percent (3.4%) of the hard costs of such Tenant Improvement Work.

D.

Certain Sewer Infrastructure. The construction of certain sewer infrastructure shall be performed by the City of Conover and shall not be an obligation of Landlord under this Lease or otherwise and, as such, shall not be part of Substantial Completion by Landlord or affect Landlord’s delivery of the Leased Premises or of the issuance of a temporary and final certificate of occupancy.

E.

Change Orders. Tenant shall have the right to request in writing that Landlord make changes from time to time in the Plans and Specifications. Landlord shall prepare and deliver to Tenant a detailed change order (“Change Order”) with plans and costs for such changes within five (5) days after request therefor and shall receive Tenant’s approval of such change orders prior to implementation. With respect to any Change Order requested by Tenant that is in excess of $10,000.00 or will cause a delay in the construction schedule, Landlord shall promptly advise Tenant in writing (or cause the General Contractor to so do) of both the amount of the Change Order and any adverse effect on the construction schedule (“Landlord Change Order Response”) such that

Tenant can evaluate whether to revoke such Change Order. If Tenant does not revoke the Change Order by a written or digital communication to Landlord (or to General Contractor) within three (3) business days of Tenant’s receipt of the Landlord Change Order Response, Tenant shall be deemed to have ratified the Change Order. Landlord agrees to make commercially reasonable efforts to cooperate and consult with Tenant to achieve Tenant’s objectives with respect to each Change Order and minimize any impact thereby on the Project Schedule and/or cost. Any additional cost in excess of any applicable allowance provided for under this Lease which is associated with said Change Orders shall be paid in a lump sum by Tenant on the Completion Date. Change Orders that result in a credit may, at the written election of Tenant, be either applied toward the cost of additional current or future work, or to reduce Minimum Annual Base Rent in accordance with the terms of this Lease. A General Contractor fee equal to five percent (5%) of the hard costs of construction shall be charged to all Change Order work. Landlord shall use commercially reasonable efforts to have General Contractor execute the Change Order on a commercially reasonable time period taking into account overall workflow, construction schedule and availability of materials and products for such Change Order.

F.	Adjustments to Minimum Annual Base Rent; Payment of Additional Costs.

1.     Shell Building and Tenant Improvement/Soft Costs Excess Expenses. Tenant shall pay for Shell Building and Tenant Improvement/Soft Costs Excess Expenses by payment of a lump sum within thirty (30) days after the Completion Date and an invoice detailing such Shell Building and Tenant Improvement/Soft Costs Excess Expenses. With respect to any Shell Building and Tenant Improvement/Soft Costs Building Excess Expenses in excess of $10,000.00, Landlord shall promptly submit to Tenant in writing (or cause the General Contractor to so do) for Tenant’s approval the amount and the reason for any proposed Shell Building and Tenant Improvement/Soft Costs Building Excess Expenses. If Tenant does not approve the Shell Building and Tenant Improvement/Soft Costs Building Excess Expenses by a written or digital communication to Landlord (or to General Contractor) within three (3) business days of Tenant’s receipt of the Excess Costs Request, Tenant shall be deemed to have denied such request.

2.     Decreases in Minimum Annual Base Rent. If there are Shell Building and Tenant Improvement/Soft Costs Expense Savings, Tenant is entitled to a decrease in Minimum Annual Base Rent under the terms of this Lease, then Minimum Annual Base Rent shall be decreased for the Lease Term by an amount equal to nine and twenty-five one hundredths percent (9.25%) of the amount of the decrease in costs to which Tenant is entitled.

G.

Permits; Approvals; Compliance with Laws. Landlord shall apply for and obtain all permits, licenses and certificates (including zoning approvals) necessary for the construction of the Work and for the occupancy thereof by Tenant. Landlord shall be obligated to obtain a temporary and final certificate of occupancy. Landlord shall use all commercially reasonable efforts to cause Landlord’s architects to prepare the applicable

Plans and Specifications in accordance with all Laws and for obligating its contractors, subcontractors and suppliers of every tier to perform their work in accordance with all local, state and federal laws, rules, orders, regulations and codes including without limitation, the American with Disabilities Act (hereinafter referred to collectively as “Laws”).

H.

Project Meetings; Progress Reports. Tenant and Tenant’s Representative shall (i) have the right to inspect the progress of the Work upon reasonable prior notice, and (ii) be invited to attend all project meetings, including all design review meetings and construction meetings. Landlord shall meet with Tenant weekly to provide progress reports and to permit Tenant’s review. Landlord shall report to Tenant as to all material aspects of the progress of Landlord’s performance of the Work including, but not limited to: (a) the progress of the Work performed and the materials and equipment installed and utilized in performing the Work; and (b) Landlord’s compliance with the Project Schedule.

I.	Substantial Completion; Commencement Date. The Work shall be deemed substantially complete upon satisfaction of the following:

1.     (a)     the Shell Building Work has been completed in substantial accordance with the Shell Building Plans and Specifications to the extent required for Tenant to obtain safe and legal access to the Leased Premises and (b) the Tenant Improvement Work has been completed in substantial accordance with the Tenant Improvement Plans and Specifications, respectively, subject, in the case of (a) or (b), only to minor punch list items (i.e., such unfinished items as shall not impair Tenant’s ability to use the Leased Premises in the manner intended by the Lease) to be mutually agreed to and identified by Tenant and Landlord during a joint inspection of the Leased Premises upon substantial completion (“Punch List Items”) and to items the completion of which is prevented or should be postponed due to weather conditions (e.g., landscaping, final paving, etc.) and which do not prevent the issuance of a temporary certificate of occupancy (“Weather Related Items”);

(ii)     Landlord has obtained a temporary certificate of occupancy for the Leased Premises;

(iii)     the project architect shall certify in writing to Tenant and Landlord pursuant to and in accordance with form AIA-G704, or other form reasonably acceptable to Tenant and Landlord as to those same matters in subsections l.(i)(a) and (b), above; and

(iv)     all Building systems shall be fully operational and all utilities shall be available with meters set and activated.

(v)     Landlord shall remove all rubbish from, in and near the Leased Premises, together with all of its tools, equipment, and surplus materials and shall leave the Leased Premises clean and ready for use by Tenant. Should Landlord fail to complete the required clean-up, then Tenant may clean-up or cause the Leased Premises to be cleaned-up and Tenant shall submit an invoice to Landlord for such cost and Landlord shall pay such invoice promptly.

All Punch List Items and Weather Related Items shall be completed by Landlord as soon as practicable but in no event shall Punch List Items be completed later than thirty (30) days after the Completion Date, unless otherwise agreed to by both Tenant and Landlord in writing.

J.

Tenant’s Early Entry for Fixturing, Cabling and IT Work. Tenant shall have the right to enter the Leased Premises sixty (60) days prior to the Completion Date (the “Fixturing Date”) as set forth in the Project Schedule for purposes of installing Tenant’s fixtures, equipment, furnishings, racking and storage systems in the Building (the “Fixture Work”) and for purposes of performing its cabling work on and installing its information technology and other telecommunications equipment in the Building (the “Cabling and IT Work”; the Fixture Work and Cabling and IT Work is hereinafter referred to collectively as “Tenant’s Work”). Notwithstanding the foregoing, Landlord shall request that General Contactor agree to allow said sixty (60) day period to be extended to ninety (90) days on areas of the Work which are completed or which will not cause delay or inconvenience to General Contractor’s performance of its Work. Tenant shall endeavor to coordinate Tenant’s Work and entry on the Leased Premises with Landlord or Landlord’s General Contractor so that Tenant’s early entry does not unreasonably interfere with or delay Landlord’s performance of the Work. If as a result of any of Tenant’s Work, modifications or changes are required to be made to the Building, then Tenant shall be responsible for all costs and expenses relating to such modifications or changes.

K.

Warranties. Landlord hereby agrees, for a period of one (1) year after the Rent Commencement Date (two (2) years for latent defects), to correct defects in materials and workmanship, or the failure of the Work to be completed substantially in accordance with the applicable Plans and Specifications or Laws. Notwithstanding the foregoing, extended warranties set forth in the applicable specifications or manufacturers’ warranties shall be for such longer period of time (if any) as is expressly provided in the applicable specifications or in the manufacturer’s warranty. Upon and following the Rent Commencement Date, Landlord shall enforce for the benefit of Tenant all warranties and guarantees relating to the Leased Premises and any and all systems contained therein. Any repairs required under the foregoing warranties will be mutually agreed to between Landlord and Tenant. Landlord makes no warranty with respect to, and none of the foregoing warranties shall apply to, any Work, or any component thereof, not performed by Landlord.

Tenant reserves the right to cause other (i) contractors to perform portions of the Work related to the showroom identified in the Project Description or other portions of the Work (upon which Landlord and Tenant must mutually agree in their reasonable discretion, and (ii) suppliers to supply steel and roof deck materials) (all the foregoing in this paragraph as so exercised by Tenant, “Tenant Selected Non-Showroom Work and Contractors”), in which event Landlord shall not be entitled to a General Contractor Fee relating to such Work or materials. Tenant shall cause Tenant Selected Non-Showroom

Work and Contractors to not delay the progress of any work or progress on the project and any delay shall extend the Completion Date and the Outside Completion Date as determined by Landlord in is reasonable discretion.

L.

Cooperation of the Parties. The parties agree to use commercially reasonable efforts to cooperate in good faith with each other so that the various tasks and obligations of the parties reflected in the Project Schedule or provided for in this Article 2 may be performed and completed within the time periods provided in the Project Schedule or this Article 2, including, but not limited to, responding within reasonable time periods to requests of the other party taking into account the dates set forth in the Project Schedule to which such requests relate.

M.

Excusable Delays. For purposes of this Lease, (i) “Tenant Delay” shall mean the period of any delay incurred by Landlord in the performance of its obligations under this Article 2 or under the Project Schedule by the dates or within the time periods set forth herein or therein that is caused by Tenant, its agents, employees, consultants, separate contractors, or others performing any of Tenant’s obligations hereunder, including, without limitation, delays directly resulting from (a) Tenant’s failure to meet any time deadlines specified herein or in the Project Schedule (other than by reason of a Landlord Delay), (b) Change Orders requested by Tenant, (c) the performance of any other work in or with respect to the Leased Premises by any person, firm or corporation employed by or on behalf of Tenant (including, but not limited to, Tenant’s early entry for fixturing purposes allowed herein, or the performance of Tenant’s Work), or any failure to complete or delay in completion of such work, and (d) any other act (other than acts required to be performed by Tenant under this Lease) or omission of Tenant; provided, however, that for there to be a Tenant Delay Landlord shall have notified Tenant in writing within ten (10) days after the commencement of any one of the conditions set forth above; (ii) “Landlord Delay” shall mean the period of any delay incurred by Tenant in the performance of its obligations under this Article 2 or under the Project Schedule by the dates or within the time periods set forth herein or therein that is caused by Landlord, its agents, employees, subcontractors, consultants or others performing any of Landlord’s obligations hereunder, including, without limitation, delays directly resulting from (a) Landlord’s failure to meet any time deadlines specified herein or in the Project Schedule (other than by reason of a Tenant Delay) and (b) any other act (other than acts required to be performed by Landlord under this Lease) or omission of Landlord; provided, however, that for there to be a Landlord Delay Tenant shall have notified Landlord in writing within ten (10) days after the commencement of any one of the conditions set forth above; (iii) “Landlord Excusable Delay” shall mean a Tenant Delay or Force Majeure Event; (iv) “Tenant Excusable Delay” shall mean a Landlord Delay or Force Majeure Event. Except as otherwise expressly provided in this Lease and subject to the further provisions of this paragraph, the time for performance of any obligation of, or the making of any representation by, Landlord in this Article 2 or the Project Schedule shall be extended by any period of time attributable to a Landlord Excusable Delay, and the time for performance of any obligation of Tenant in this Article 2 or the Project Schedule shall be extended by any period of time attributable to a Tenant Excusable Delay. Except as may be specifically provided in the Project Schedule or elsewhere in this Article 2, at any time either party requires the other party’s approval in connection with the Project Schedule or any plans, drawings or specifications, the other party shall respond to such party within five (5) business days (or three (3) business days if the need for such response is urgent and such party indicates it needs a response in three (3) business days) of receipt of such request and if the other party does not, the other party’s approval shall be deemed given. If either party responds to the requesting party with any material change to the scope or nature of the work, such change shall be considered a Tenant Delay or Landlord Delay, as the case may be, even though the response was made within the time periods required hereunder.

N.

Tenant’s Representative. Either one of Tenant’s Representatives shall have full authority to render decisions, make requests and grant approvals on behalf of Tenant with respect to the Work. Landlord shall be entitled to rely on decisions, requests and directions (whether oral or written) made or given by Tenant’s representative under this Article 2 as if the same were made by Tenant. Tenant shall have the right to appoint or replace a successor representative at any time upon written notice to Landlord.

O.

Performance of the Work. Landlord shall complete the Work in a lien-free and good and workmanlike manner, and in compliance with all Laws; and supply all work, labor, materials and equipment necessary to complete the Work in accordance with the Plans and Specifications.

P.

Landlord’s Representative. Any of Landlord’s Representatives shall have full authority to render decisions, make requests and grant approvals on behalf of Landlord with respect to the Work. Tenant shall be entitled to rely on decisions, requests and directions (whether oral or written) made or given by a Landlord’s Representative under this Article 2 as if the same were made by Landlord. Landlord shall have the right to appoint or replace a successor representative at any time upon written notice to Tenant.

Q.

Tenant’s Right to Audit. Landlord shall deliver to Tenant an itemization in reasonable detail of the hard costs of construction and Soft Costs of the Work (collectively, the “Construction Costs”) incurred by Landlord in connection with the Work at least monthly during the progress of the Work, including copies of invoices requested by Tenant. Landlord shall maintain such records for a period of two (2) years after the Completion Date. Tenant, its accountants or agents, shall have the right to inspect, at reasonable times and in a reasonable manner, such of Landlord’s books of account and records as pertain to and contain information concerning the Construction Costs in order to verify the amounts thereof. If Tenant’s audit discloses an overcharge by Landlord, Landlord shall reimburse Tenant the amount of such overpayment within 30 days of such determination and if such overcharge is in excess of five percent (5%) of Construction Costs for the year in question, then Landlord shall pay Tenant’s accounting fees reasonably incurred in auditing the Construction Costs, even if Tenant’s auditor is paid on a contingency basis.

Section 2.03. Tenant’s Acceptance of the Leased Premises. Upon delivery of possession of the Leased Premises to Tenant as hereinbefore provided, Tenant and Landlord shall execute a letter, in form and substance acceptable to Landlord and Tenant, acknowledging: (i) the Completion Date (including the Rent Commencement Date when it occurs) and the Expiration

Date of this Lease; (ii) that Tenant has accepted the Leased Premises in its as-is, where-is condition (including the Shell Building Work), subject to matters covered by Landlord’s express warranties set forth in this Lease, Punch List Items and Weather Related Items; (iii) the Minimum Annual Base Rent; and (iv) as of the date of such letter, neither Landlord nor Tenant has any claim against the other, except as expressly provided therein.

Section 2.04. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to re-enter the Leased Premises without terminating this Lease, Tenant shall immediately surrender the Leased Premises to Landlord, together with all alterations, improvements and other property as provided elsewhere herein, in broom-clean condition and in good order, condition and repair, except for ordinary wear and tear and damage which Tenant is not obligated under the terms of this Lease to repair, and upon Tenant’s failure to leave the Leased Premises in the condition required herein and the continuation of such failure for thirty (30) days after receipt of written notice, Landlord may restore the Leased Premises to such condition at Tenant’s expense. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s furniture, equipment, trade fixtures and other personal property. Tenant shall repair any damage caused by such removal. Any property not removed by Tenant shall be deemed abandoned by Tenant. Tenant’s obligations under this Section 2.04 shall survive the expiration or earlier termination of this Lease.

Section 2.05. Holding Over. If Tenant holds over after the expiration or earlier termination of this Lease, Tenant shall become a tenant from month to month, at rent equal to (i) one hundred twenty five percent (125%) of the then current Base Rent for the first six (6) months of such holdover, (ii) one hundred fifty percent (150%) of the then current rental rate for the next six (6) months of such holdover, and (iii), unless the Tenant is in good faith negotiating the terms of a renewal or extension of the Term, one hundred seventy-five percent (175%) of the then current rental rate thereafter, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease.

ARTICLE 3 - RENT

Section 3.01. Base Rent.

A.

Tenant’s obligation to pay Minimum Annual Base Rent shall commence on the Rent Commencement Date identified in the Basic Lease Terms above. Tenant shall pay to Landlord the Minimum Annual Base Rent for the Leased Premises in equal consecutive Monthly Base Rental Installments, in advance, without demand, deduction, counterclaim or offset (except as specifically set forth in this Lease) and without relief from valuation and appraisement laws, on or before the first day of each and every calendar month during the Lease Term commencing on the Rent Commencement Date; provided, however, that if the Rent Commencement Date shall be a day other than the first day of a calendar month or the Expiration Date shall be a day other than the last day of a calendar month, the Monthly Base Rental Installment for such first or last fractional month shall be prorated on the basis of the number of days during the month this Lease was in effect in relation to the total number of days in such month.

Section 3.02. Additional Rent; Operating Expenses.

A.	Definitions. For purposes of this Section 3.02, the following definitions shall apply:

1.     “Annual Rental Adjustment” — shall mean the amount of Operating Expenses for a particular calendar year.

2.     “Operating Expenses” — shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, maintaining, repairing, replacing and managing the Leased Premises for a particular calendar year as reasonably determined by Landlord in accordance with generally accepted accounting principles, consistently applied, including all costs and expenses of operation, maintenance and repair in a first class condition, including by way of illustration and not limitation: all general and special real estate taxes and general and special assessments which are or will become due and payable for the Lease Term, but calculated as if the Leased Premises was fully improved as of the Commencement Date and taxed on a current (rather than arrears basis), specifically as the parties acknowledge that real estate taxes in North Carolina are due in arrears (as the payment for a calendar year typically becomes payable in October or November of that calendar year), Landlord may estimate and bill Tenant for Landlord’s estimate of the real estate taxes which will be due and payable as if the Leased Premises was fully assessed as completed as of the Commencement Date such that the Tenant shall pay real estate taxes on an estimated basis monthly as if real estate taxes were paid on fully improved Leased Premises for the length of the term of the Lease and paid during the actual term of the Lease and that a portion of the real estate taxes Tenant pays will be for a period of time prior to the Rent Commencement Date albeit that the payments by the Landlord to the governmental unit will be made in arrears) and, except as set forth below, all special assessments or service payments made in lieu thereof levied against the Leased Premises and payable during the Term (hereinafter called “real estate taxes”); costs and expenses of contesting the validity or amount of real estate taxes which has been approved by Tenant in writing; insurance premiums for insurance specified under Section 9.03 (which may include premiums for rental interruption insurance); service and other charges incurred in the operation and maintenance of the heating, ventilation and air-conditioning system; cleaning and other janitorial services; tools and supplies that are only used for the Building; landscape and Parking Area maintenance, repair and replacement costs; security services (if required by Tenant); license, permit and inspection fees; management fees in an amount equal to two percent (2%) of the Minimum Annual Base Rent (excluding this management fee) (the “Fixed Management Fee”); the annual amortization (amortized over the useful life) of costs, including financing costs, if any, of any equipment, device, or capital improvement purchased or incurred as a labor-saving measure or to effect other economies in the operation or maintenance of the Leased Premises (collectively, “Permitted Capital Items”) (provided the annual amortized cost does not exceed the actual annual cost savings realized); and wages and related benefits payable for the maintenance and operation of the Leased Premises (but not wages or related employee benefits payable to any employees above the level of on-site property manager). The Fixed Management Fee shall be included in Operating Expenses commencing upon the Rent Commencement Date. Landlord shall not mark-up any Operating Expenses and shall give Tenant the opportunity to require Landlord to bid out repair or maintenance contracts with bidders selected by Tenant (subject to Landlord’s reasonable approval of such bidders) and the lowest bidder shall be engaged to perform such repairs or maintenance.

Notwithstanding the foregoing or any other provision of this Lease, there shall be excluded from Operating Expenses (i) the original capital costs of any improvements to the Leased Premises, (ii) the capital costs of any replacements or alterations of the Building or the Leased Premises, except as expressly provided above in respect of the annual amortization costs of Permitted Capital Items or required as the result of the negligence or willful misconduct of Tenant, its agents, employees or contractors, (iii) expenses incurred due to the negligence or willful misconduct of Landlord or its respective agents or employees, (iv) costs incurred for repairs or replacements due to faulty construction or workmanship or due to the utilization of improper equipment or materials, (v) costs and interest thereon related to violations of Law by Landlord or the Leased Premises, unless incurred as the result of the negligence or willful misconduct of Tenant, its agents, employees or contractors, (vi) costs relating to controlling, removing, disposing or remediating any Hazardous Substances (as defined herein), or complying with any environmental laws or regulations, including, without limitation, costs related to conducting any environmental inspections, the removal of any underground storage tanks and the remediation of wetlands, unless the release of such Hazardous Substance or violation of law is caused by Tenant or its agents, employees or contractors, (vii) costs incurred by Landlord in complying with its obligations under the first paragraph of Section 7.01(A), subject to the initial exception, (viii) principal and interest payments related to any financing of the Land or any improvements on the Land, (ix) reserves, (x) administrative charges and management fees (except for the Fixed Management Fee), and (xi) financing costs.

B.

Payment Obligation. In addition to the Minimum Annual Base Rent specified in this Lease, Tenant shall, commencing upon the Rent Commencement Date, pay to Landlord as additional rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Operating Expenses for such calendar year.

1.     Payment of Operating Expenses — The Annual Rental Adjustment shall be reasonably estimated annually by Landlord, and written notice thereof shall be given to Tenant at least thirty (30) days prior to the beginning of each calendar year. In the case of the calendar year in which the Lease Term commences, written notice of the estimated Operating Expenses shall be given Tenant prior to the Completion Date. Tenant shall pay to Landlord each month, at the same time the Monthly Base Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment.

2.     Increase in Estimated Annual Rental Adjustment — If real estate taxes increase during a calendar year, Landlord may reasonably increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by number of months remaining in such year.

3.     Adjustment to Actual Annual Rental Adjustment — Within one hundred twenty (120) days after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Annual Rental Adjustment. If the actual Annual Rental Adjustment for the preceding calendar year is less than the estimated amount paid by Tenant during such year, Landlord shall refund the excess to Tenant simultaneously with Landlord’s delivery of the annual statement. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord the amount, if any, by which Tenant’s actual Annual Rental Adjustment for the preceding calendar year exceeded the estimated amount paid by Tenant during such year. If this Lease shall commence, expire or be terminated on any date other than the last day of a calendar year, then Tenant’s share of Operating Expenses for such partial calendar year shall be prorated on the basis of the number of days during the year this Lease was in effect in relation to the total number of days in such year. Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for paying any Operating Expenses or other charges not billed to Tenant within two (2) years after such charges were incurred by Landlord.

4.     Maximum Increase in Operating Expenses — Tenant will be responsible for real estate taxes, service payments in lieu of real estate taxes, insurance premiums, and snow removal costs (“Uncontrollable Expenses”), without regard to the level of increase in any or all of the above in any year or other period of time. Commencing on January 1, 2022, Tenant’s obligation to pay all other Operating Expenses which are not Uncontrollable Expenses (herein “Controllable Expenses”) shall be limited to a five percent (5%) per annum increase over the amount of the Controllable Expenses paid or reimbursed by Tenant for the immediately preceding calendar year. To the extent, however, that the amount of the Controllable Expenses for calendar year 2021 do not reflect a full and accurate accounting for the costs and expenses paid by Landlord in connection with its operating obligations under the terms of this Lease, in Landlord’s reasonable opinion, then 2021 Controllable Expenses for purposes of the above five percent (5%) limitation shall be adjusted to an amount reasonably acceptable to Landlord and Tenant reflecting the proper amount of Controllable Expenses.

5.     Tenant Verification — Landlord shall keep complete books and records in reasonable detail and copies of invoices regarding Operating Expenses for a period of two (2) years after the end of the year to which such books, records and invoices apply. In addition, Landlord shall furnish to Tenant tax bills evidencing payment and, on request, copies of applicable invoices. Tenant, its accountants or agents, shall have the right to inspect, at reasonable times and in a reasonable manner, such of Landlord’s books of account and records as pertain to and contain information concerning the Operating Expenses in order to verify the amounts thereof. If Tenant’s audit discloses an overpayment by Tenant of Operating Expenses, Landlord shall reimburse Tenant the amount of such overpayment within 30 days of such determination and if such overpayment is in excess of five percent (5%) of Operating Expenses for the year in question, then Landlord shall pay Tenant’s accounting fees reasonably incurred in auditing the Operating Expenses, even if Tenant’s auditor is paid on a contingency basis. If Tenant does not object to charges set forth in the Annual Rental Adjustment within one (1) year after receipt of the statement relating thereto, then Tenant shall be deemed to have approved all charges set forth therein and waived any rights to reimbursement relating thereto.

In the event Landlord and Tenant cannot agree on the amount of an overpayment as set forth in the immediately preceding paragraph, either party may require that the dispute be resolved as follows in the event the amount in dispute is less than $15,000.00: Landlord and Tenant shall mutually select one (1) certified property manager certified by the Institute of Real Estate Management not related, employed, or otherwise engaged by either of the parties. If the parties are unable to agree on a certified property manager, the parties shall request the Presiding Judge of the Catawba County Superior Court, North Carolina Common Pleas to select the certified property manager and if such judge is unwilling to do so, each party shall select a licensed North Carolina commercial real estate agent who shall together select a North Carolina certified commercial property manager. The certified property manager shall determine if there was an overpayment and the amount of such overpayment based on the facts presented by Landlord and Tenant. The cost of such arbitration shall be paid by the non-prevailing party. The certified property manager’s decision shall be conclusive and binding on Landlord and Tenant.

6.     Real Estate Taxes - Tenant’s Right to Contest Real Estate Taxes. Landlord shall pay all real estate taxes (including, without limitation, special assessments) prior to delinquency and shall deliver to Tenant copies of tax bills when received by Landlord. Notwithstanding anything in this Lease to the contrary “real estate taxes” shall not include (i) any income, franchise, corporate, personal property, value added, capital levy, capital stock, rent, single business, gross receipts, excess profits, transfer, revenue, estate, inheritance, gift, devolution or succession tax payable by Landlord, or (ii) any fine, penalty, cost or interest for any Taxes that Landlord failed to timely pay. Landlord shall pay any real estate taxes or assessments payable in installments over the longest period permitted by law.

Tenant shall have the right (but not the obligation) for itself (or the right to cause Landlord) to contest, object to, or defend the legal validity or amount of real estate taxes for which Tenant is responsible under this Lease and may institute such proceeding as Tenant considers necessary with respect thereto, provided that Tenant gives Landlord written notice of such contest, objection or defense on or prior to the deadline date to file such action with respect to the year that Tenant elects to contest such taxes. Landlord shall join in any proceeding or contest brought by Tenant at the request of Tenant and use all reasonable efforts to cooperate with Tenant in said proceeding or contest, so long as Landlord is not required to bear any out of pocket cost of such proceeding or contest or any cost incurred in connection therewith. Landlord shall promptly pay to Tenant any tax rebate, adjustment, or refund collected by Landlord in respect of the Leased Premises relating to period when Tenant has paid real estate taxes pursuant to this Lease. During the pendency of the proceeding or after the final determination thereof, Tenant will reimburse Landlord for any reasonable out-of-pocket costs incurred by Landlord in connection with any such proceeding and for interest and/or penalties imposed or assessed in connection with such proceeding or contest within thirty (30) days after Landlord’s billing to Tenant therefor, accompanied by reasonable proof of the expenditure.

Section 3.03. Late Charges. (a) If any installment of Rent or any other amount due from Tenant is not received by Landlord within five (5) days of the date due, such unpaid amount shall bear interest from the due date thereof to the date of payment at the rate of the greater of: (i) ten percent 10%) and (ii) the Prime Rate (defined below), plus four percent (4%) per annum until paid. For purposes of this Lease, the term “Prime Rate” shall mean the Prime Rate, as announced from time to time, in the current edition of The Wall Street Journal. Notwithstanding the foregoing, for the first occasion in any period of twelve (12) consecutive months, such interest shall apply only if Tenant fails to make the required payment within seven (7) days after Tenant’s receipt of written notice of such delinquency.

If any installment of any amount due from Landlord is not received by Tenant within five (5) days of the date due, such unpaid amount shall bear interest from the due date thereof to the date of payment at the rate of the greater of: (i) ten percent (10%) and (ii) the Prime Rate, plus four percent (4%) per annum until paid. Notwithstanding the foregoing, for the first occasion in any period of twelve (12) consecutive months, such interest shall apply only if Landlord fails to make the required payment within seven (7) days after Landlord’s receipt of written notice of such delinquency.

ARTICLE 4 - SECURITY DEPOSIT

[INTENTIONALLY OMITTED]

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Occupancy. Tenant shall use and occupy the Leased Premises for the purposes set forth in the Basic Lease Provisions and shall not use the Leased Premises for any other purpose except with the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.02. Covenants of Tenant Regarding Use. In connection with its use of the Leased Premises, Tenant agrees to do the following:

A.

Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, and (ii) comply with all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including without limitation those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with the terms and provisions of any covenants, conditions or restrictions imposed upon the Land or Building by any declaration or association relating to the Land; provided, however, the provisions of clause (ii) above shall not require Tenant to make any improvement or alteration to any component of the Leased Premises required to be maintained by Landlord at Landlord’s sole cost and expense and the provisions of clause (iii) shall not increase Tenant’s obligations or decrease Tenant’s rights under this Lease.

B.

Tenant shall not (i) use the Leased Premises for any unlawful purpose or act, (ii) knowingly commit or permit any damage to the Leased Premises, or (iii) do or permit anything to be done in or about the Leased Premises which constitutes a nuisance.

C.

Tenant shall not overload the office space floors of the Leased Premises beyond their designed weight-bearing capacity, including an allowance for partition load provided that Landlord has notified Tenant of such weight-bearing capacity. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner which would cause Landlord to be unable to obtain fire and casualty insurance on the Building. Tenant shall reimburse Landlord as additional rent for any increase in insurance premiums charged during the Lease Term on the insurance carried by Landlord on the Building and attributable to the use being made of the Leased Premises by Tenant; provided that Landlord shall first notify Tenant of any proposed increase and Tenant shall not have commenced to alleviate the condition causing the increase in thirty (30) days after receipt of such notice.

D.

Except as hereinafter set forth, Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on the exterior of the Building, except such tenant identification information which is in compliance with all Laws and set forth in the Plans and Specifications. Tenant shall be permitted to erect or install the maximum sized signage on the Building as code permits. If a sign variance is required under local code to accommodate Tenant’s sign requirements, Landlord shall cooperate with Tenant in Tenant’s efforts to obtain such variance. Tenant shall be permitted (at no cost to Tenant for the rights) to name the Building and, at Tenant’s sole cost and expense, (i) put signs on the exterior of the Building and install monument signage at the entrance to the Building; provided Landlord approves such signs (which shall not be unreasonably withheld, conditioned or delayed) and such signs comply with all governmental laws and regulations and (ii) at any time remove and/or reinstall Tenant’s signage, provided that Tenant shall repair any damage to the Leased Premises or the Building caused thereby.

Section 5.03. Access to and Inspection of the Leased Premises. Upon two (2) business days advance written notice (except in the case of an emergency when no notice or accompaniment by a representative of Tenant shall be required or routine maintenance to the Building exterior or the parking lot that does not unreasonably interfere or disrupt Tenant’s operations in the Leased Premises (in which event only prior oral notice shall be required)) and subject to the reasonable security procedures of Tenant, Landlord, its employees and agents and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times for the purposes of examining or inspecting the same while accompanied by a representative of Tenant, showing the same to prospective purchasers, or mortgagees or prospective tenants (during the last twelve (12) months of the Lease Term only) and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. If representatives of Tenant shall not be present to open and permit such entry into the Leased Premises when such entry is necessary due to an emergency, Landlord and its employees and agents may enter the Leased Premises by force. Landlord shall coordinate all maintenance inspections and maintenance work with Tenant and, if requested by Tenant, Landlord shall use commercially reasonable efforts to schedule maintenance inspections and maintenance work outside of normal business hours, but with respect to any entry onto the Leased Premises shall use commercially reasonable efforts to minimize interference with Tenant’s business operations.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Except for Landlord’s maintenance and repair obligations set forth in Article 7 of this Lease, Landlord shall have no obligation to provide any other service or utility to the Building or the Leased Premises.

Section 6.02. Utilities. All electrical, gas, water, sewer and other utilities serving the Building or the Leased Premises, including, but not limited to, landscaped and Parking Areas, shall be separately metered to the Leased Premises and shall be the sole responsibility of the Tenant; except that Landlord shall be solely responsible for hookup charges, tap in or tie in fees, and impact fees.

ARTICLE 7 - REPAIRS, MAINTENANCE, ALTERATIONS, IMPROVEMENTS AND FIXTURES

Section 7.01. Repair and Maintenance of Building.

A.

Structural Repairs, Roof and Roof Replacement. Except to the extent made necessary by the negligence, misuse or default of Tenant, its employees, agents, customers and invitees (but subject to the provisions of Section 8.04), Landlord shall, at its sole cost and expense, subject to the immediately following paragraph and Operating Expenses, maintain, repair and replace the exterior and interior structural walls and components of the Building, and shall, if necessary, replace the roof as necessary to keep the same in a safe, clean and neat, and first class condition, in compliance with all Laws. In addition Landlord shall make all repairs and replacements otherwise required to be made by Tenant to the extent they are made necessary by the negligence, misuse or default of Landlord, its employees, agents, and contractors (but subject to the provisions of Section 8.04). In addition, Landlord shall make repairs as required pursuant to Section 2.02(K) hereof.

Tenant is responsible, as an Operating Expense, for the payment of maintenance, repair, preventative maintenance and inspections conducted by Landlord pursuant to this Section 7.01, provided that, in the case of such expenses exceeding (i) $35,000 in any Lease Year during the first five (5) Lease Years of the Lease Term; (ii) $75,000 in any Lease Year during the next succeeding five (5) Lease Years of the Lease Term and (iii) $125,000 during any Lease Year of the Lease Term thereafter, any such expenses shall be treated as a Permitted Capital Item, to be reimbursed by Tenant as provided in Section 3.02.A.2.

B.

Parking Area Maintenance and Repair; Roof Maintenance and Repair. Except as set forth above, Landlord shall, as an Operating Expense, maintain, repair and replace, the Parking Areas, including landscaping and pavement, as necessary to keep the same in a safe, clean and neat, and first class condition in compliance with all Laws, including, but not limited to, keeping the parking areas and sidewalks reasonably free of snow and ice and keeping the parking area adequately drained, and striped. Tenant shall promptly notify Landlord of any needed repair or maintenance of which it becomes aware. Subject to Section 3.02, payment for such repairs and maintenance shall be included in Operating Expenses (or if made necessary by the negligence, misuse or default of Tenant, its employees, agents, customers and invitees shall be reimbursed by Tenant within thirty (30) days of invoice from Landlord).

C.

Emergency Repairs by Tenant. Tenant may, in an emergency, immediately, but after an attempt to notify Landlord orally, make any repairs required of Landlord. Landlord shall reimburse Tenant for the cost of the maintenance, repairs, or replacements within thirty (30) days after receipt by Landlord of a statement therefor, including substantiation that the same were reasonable in cost and in scope; and if not reimbursed by Landlord, Tenant shall have the right to deduct the cost thereof from Base Rent. For purposes hereof, “emergency” means (a) any event which poses immediate threat of injury or damage to persons or property or (b) any event which, in Tenant’s judgment, impairs or interferes with Tenant’s ordinary business operations. In addition if Landlord fails to make any repair or replacement within thirty (30) days after receipt of notice, Tenant shall have the right to make such repair or replacement and Landlord shall reimburse Tenant for the cost of the repairs, or replacements within thirty (30) days after receipt by Landlord of a statement therefor, including substantiation that the same were reasonable in cost and in scope; and if not reimbursed by Landlord, Tenant shall have the right to deduct the cost from Base Rent.

D.

Dissatisfaction With Services. If at any time, Tenant notifies Landlord that Tenant is not satisfied with the cost or quality of any service provided by the vendor performing any of Landlord’s service, maintenance or repair obligations hereunder, Landlord and Tenant shall cooperate in good faith to compile a mutually acceptable bid list of new vendors to provide such service.

Section 7.02. Repair and Maintenance of Building. Except as expressly set forth in Section 7.01 as the obligation of the Landlord, Tenant shall maintain, repair and replace, at its sole cost and expense, the Building, including, but not limited to, all mechanical, electrical, fire, sprinkler, alarm, plumbing and other systems serving the Leased Premises (including all interior utility lines exclusively serving the Building and not the responsibility of the utility company) as necessary to keep and maintain same in good order, first class condition and repair, and in compliance with all Laws. Tenant shall maintain, at its sole cost and expense, during the Lease Term, a preventative maintenance and repair contract with a licensed heating, ventilation and air conditioning company, providing a minimum of two (2) inspections of all heating and air conditioning systems per Lease Year.

Section 7.03. Alterations or Improvements. Tenant may make, or may permit to be made, alterations or improvements to the Leased Premises, but only major exterior and structural alterations if Tenant obtains the prior written consent of Landlord thereto, which shall not be unreasonably withheld, delayed or conditioned. Tenant may make interior changes relating to painting, wallpaper, carpeting and other cosmetic changes (“Cosmetic Changes”) and non-structural interior alterations without Landlord’s consent. Tenant shall secure all necessary permits and shall make the alterations and improvements in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and quality equal to or better than the original construction of the Building. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, additions or improvements shall be installed at Tenant’s sole expense in compliance with all Laws and by a licensed contractor. Any alterations, improvements or utility installations in, on or about the Leased Premises that Tenant shall desire to make which require Landlord’s consent shall be presented to Landlord in written form with proposed detailed plans. Tenant shall promptly repair any damage to the Leased Premises or the Building caused by any such alterations or improvements. Any alterations or improvements to the Leased Premises paid for by Landlord, except Tenant’s furniture, equipment, furnishings, fixtures and other personal property, shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Subject to Section 2.04, Tenant has the option, but not the obligation, to remove alterations or improvements to the Leased Premises paid for by Tenant, provided Tenant shall repair any damage to the Leased Premises caused by such removal. For purposes of this Section 7.03, “Major” shall mean an alteration or improvement where the cost of such alteration or improvement exceeds one hundred thousand and 00/100 dollars ($1 00,000.00).

Section 7.04. Trade Fixtures. Any interior or exterior signs, any equipment, and any trade fixtures installed on the Leased Premises by Tenant at its own expense, such as movable partitions, counters, shelving, showcases, mirrors and the like, may be removed on the expiration or earlier termination of this Lease, provided that Tenant bears the cost of such removal, and necessary repairs at its own expense any and all damage to the Leased Premises resulting from such removal. If Tenant fails to remove any equipment or fixtures from the Leased Premises on the expiration or earlier termination of this Lease, all such equipment and trade fixtures shall become the property of Landlord provided, however, that Landlord may elect, by written notice to Tenant, to require that Tenant remove all or any portion of such signs or trade fixtures. Tenant shall, at its expense, promptly remove the same, and repair any damage resulting from Tenant’s removal of its property.

Section 7.05. Landlord Lien Waiver. Upon request and subject to Landlord’s review, Landlord shall execute a commercially reasonable lien waiver acknowledgment in favor of any lender who is providing financing or refinancing in connection with the furnishings, equipment, fixtures, inventory, and other personal property of any kind of Tenant placed in or upon the Leased Premises and any other documentation required to evidence Landlord’s waiver herein or to subordinate Landlord’s security interest in such personal property to that of such lender.

ARTICLE 8 - FIRE OR OTHER CASUALTY: CASUALTY INSURANCE

Section 8.01. Substantial Destruction of the Building. If the Building is substantially destroyed or damaged (which as used herein, means destruction or material damage to at least seventy-five percent (75%) of the Building) by fire or other casualty (“Material Damage”), then Tenant may, at its option, terminate this Lease by giving written notice of such termination to Landlord within sixty (60) days after the date of such casualty. In the event of such termination as a result of Material Damage, rent shall be apportioned to and shall cease as of the date of such

Material Damage. If Tenant does not exercise its option to terminate, then the Building and leasehold improvements and improvements and betterments shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as it was prior to the casualty, provided that, if Tenant has made any additional Major improvements pursuant to Section 7.03 not known by Landlord, Tenant shall reimburse Landlord for the cost of reconstructing the same to the extent the insurance proceeds actually received by Landlord are insufficient to pay for such additional improvements. Landlord shall commence promptly and shall use reasonable diligence in completing such reconstruction and restoration. In the event of such reconstruction, rent and all other sums due hereunder shall be abated in the proportion to which the Leased Premises is untenantable from the date of the casualty until ninety (90) days after substantial completion of the reconstruction repairs or the date Tenant commences to use such damaged property, whichever first occurs; and this Lease shall continue in full force and effect for the balance of the term. All such repairs and/or restoration shall be done in material compliance with all Laws.

Section 8.02. Partial Destruction of the Building. If the Building is damaged by fire or other casualty and such damage does not constitute Material Damage, then such damaged part of the Building and the leasehold improvements and improvements and betterments shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as it was prior to the casualty, provided that, if Tenant has made any additional Major improvements pursuant to Section 7.03 not known to Landlord, Tenant shall reimburse Landlord for the cost of reconstructing the same to the extent the insurance proceeds actually received by Landlord are insufficient to pay for such additional Major improvements. In such event rent and all other sums due hereunder shall be abated in the proportion to which the Leased Premises is untenantable from the date of the casualty until substantial completion of the reconstruction repairs or the date Tenant commences to use such damaged property, whichever first occurs; and this Lease shall continue in full force and effect for the balance of the term. Landlord shall commence promptly and use reasonable diligence in completing such reconstruction repairs. All such repairs and/or restoration shall be done in material compliance with all Laws.

Section 8.03. Destruction During Last Two Years of Lease Term. If either the Building or the Leased Premises are substantially destroyed or damaged (which as used herein, means destruction or damage to at least twenty-five percent (25%) of the Building) by fire or other casualty in the last two (2) years of the Lease Term, then Tenant may, at its option, terminate this Lease by giving written notice of such termination to Landlord within sixty (60) days after the date of such casualty. If Tenant does not elect to terminate the Lease in accordance with this Section8.03, and does not, within said sixty (60)-day period exercise an extension option, Landlord may, at its option, terminate this Lease by giving written notice of such termination to Tenant within sixty (60) days after the date of such casualty. In addition if Landlord shall not commence repairs within three (3) months after the date of any damage to the Building or complete such repairs within one (1) year after the date of such damage, Tenant shall have the right to terminate this Lease by giving written notice to Landlord.

Landlord agrees that if Landlord has sold or transferred its entire interest in the Leased Premises, or otherwise assigned its entire interest in this Lease to an unaffiliated third-party, then, if the cost to repair any such damage is more than Twenty-Five Thousand Dollars ($25,000.00) then such insurance proceeds (the “Deposited Funds”) shall be deposited with a bank which is a member of the local Clearinghouse Association (the “Qualified Depositary”) and held in trust to be distributed like a construction loan is distributed as such repairs are made pursuant to such requirements that the Qualified Depositary shall reasonably impose. If this Lease is terminated, the Qualified Depositary shall have no further right or obligation, except to disburse the Deposited Funds as directed by Landlord and Tenant. The Qualified Depositary shall have the right to deduct from the Deposited Sums its reasonable charges for acting as depositary.

Section 8.04. Waiver of Subrogation. Landlord and Tenant hereby release each other and each other’s employees, agents, customers, invitees and contractors from any and all liability for any loss, damage, or injury to property occurring in, on, about, or to the Leased Premises, or the Building, the Parking Areas or personal property within the Building by reason of fire or other casualty which could be insured against under a Causes of Loss Special Form insurance policy endorsement regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers, invitees or contractors, whether or not such insurance is actually in force and effect, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party. Because the provisions of this Section 8.04 are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and all risk coverage insurance notice of the provisions of this Section 8.04 and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section 8.04, including, without limitation, the amount of any deductible or self-insurance maintained by the releasing party.

ARTICLE 9 - INDEMNIFICATION AND INSURANCE

Section 9.01. Indemnification.

A.

By Tenant. Tenant does hereby indemnify, defend, forever save and hold Landlord and Landlord’s agents, contractors, licensees, employees, directors, officers, partners and trustees (each a “Landlord Indemnified Partv” and collectively, “Landlord Indemnified Parties”) harmless from and against any and all damages, claims, losses, demands, costs, expenses (including reasonable attorneys’ fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, which the Landlord Indemnified Parties may suffer or incur arising out of or in connection with Tenant exercising its rights under the Lease, Tenant’s or Tenant’s employees’, contractors’ or agents’ use of the Leased Premises, the conduct of Tenant’s business, any activity, work or things done, knowingly permitted or suffered by Tenant in the Leased Premises, the Building or done by Tenant, its employees, contractors or agents, on the Parking Areas or the Land, or Tenant’s employees’, contractors’ or agents’ nonobservance or nonperformance of any Laws by Tenant (except to the extent such observance is Landlord’s obligation), or caused by any negligence of the Tenant’s employees, contractors or agents; provided, however, Tenant’s indemnity, defense and hold harmless obligation shall not apply to any liability from which Tenant has been released as provided in Section 8.04 or any damage, claim, loss, demand, cost, expense (including reasonable attorneys’ fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, arising out of the act or omission of any Landlord

Indemnified Party. Tenant further agrees that in case of any claim, demand, action or cause of action, threatened or actual, against a Landlord Indemnified Party upon which Tenant indemnifies Landlord pursuant to the immediately preceding sentence, Tenant, upon notice from Landlord or such Landlord Indemnified Party, shall defend the Landlord Indemnified Party at Tenant’s expense. In the event Tenant does not provide such a defense against any and all such claims, demand, actions or causes of action, threatened or actual, then Tenant will, in addition to the above, pay each Landlord Indemnified Party the reasonable attorneys’ fees, legal expenses and costs incurred by such Landlord Indemnified Party in providing or preparing such defense, and Tenant agrees to cooperate with the Landlord Indemnified Party in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Landlord or the Landlord Indemnified Party.

B.

By Landlord. Landlord does hereby indemnify, defend, forever save and hold Tenant and Tenant’s agents, contractors, licensees, employees, directors, officers, members, partners and trustees (each a “Tenant Indemnified Party” and collectively,“ Tenant Indemnified Parties”) harmless from and against any and all damages, claims, losses, demands, costs, expenses (including reasonable attorneys’ fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, which the Tenant Indemnified Parties may suffer or incur arising out of or in connection any activity, work or things done, knowingly permitted or suffered by Landlord in the Leased Premises, the Building or done by Landlord, its employees, contractors or agents, on the Parking Areas or the Land, or Landlord’s employees’, contractors’ or agents’ nonobservance or nonperformance of any Laws by Landlord (except to the extent such observance is Tenant’s obligation), or caused by any negligence of the Landlord’s employees, contractors or agents; provided, however, Landlord’s indemnity, defense and hold harmless obligation shall not apply to any liability from which Landlord has been released as provided in Section 8.04 or any damage, claim, loss, demand, cost, expense (including reasonable attorneys’ fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, arising out of the act or omission of any Tenant Indemnified Party. Landlord further agrees that in case of any claim, demand, action or cause of action, threatened or actual, against a Tenant Indemnified Party upon which Landlord indemnifies Tenant pursuant to the immediately preceding sentence, Landlord, upon notice from Tenant or such Tenant Indemnified Party, shall defend the Tenant Indemnified Party at Landlord’s expense. In the event Landlord does not provide such a defense against any and all such claims, demand, actions or causes of action, threatened or actual, then Landlord will, in addition to the above, pay each Tenant Indemnified Party the reasonable attorneys’ fees, legal expenses and costs incurred by such Tenant Indemnified Party in providing or preparing such defense, and Landlord agrees to cooperate with the Tenant Indemnified Party in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Tenant or the Tenant Indemnified Party.

Section 9.02. Tenant’s Insurance. Tenant shall at all times during the Lease Term carry, at its own expense, one or more policies of commercial general liability and property damage insurance, issued by one or more insurance companies rated A-/VIII or better by A.M. Best, with the following minimum coverages against loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Leased Premises:

A.	Worker’s Compensation	-	minimum statutory amount.

B.	Commercial General	-	not less than $5,000,000

	Liability Insurance,		Combined Single Limit
	including Blanket,		for both bodily injury
	Contractual Liability		and property damage.
Broad Form Property
Damage, Personal Injury,
Completed Operations,
Products Liability,
Fire Damage.

C.	Fire and Extended Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, for the full cost of replacement of Tenant’s personal property located on or in the Leased Premises. Tenant may self-insure such coverage, provided that Tenant provides reasonable evidence of Tenants’ self-insurance program and such program is acceptable to Landlord, in Landlord’s reasonable discretion.

Such liability insurance policy or policies shall protect Tenant and Landlord as their interests may appear, naming Landlord and Landlord’s managing agent and mortgagee as additional insureds and shall provide that they may not be cancelled on less than thirty (30) days prior written notice to Landlord or Landlord’s mortgagee. Tenant shall furnish Landlord with Certificates of Insurance evidencing such coverage. Should Tenant fail to carry such insurance and furnish Landlord with Certificates of Insurance after a request to do so, Landlord shall have the right to obtain such insurance and collect the cost thereof from Tenant as additional rent.

Notwithstanding anything to the contrary contained in Article 9, Tenant may, at its option, satisfy any or all of its obligations to insure with (a) a so-called “blanket” policy or policies of insurance, or (b) an excess or umbrella liability policy or policies of insurance, now or hereafter carried and maintained by Tenant; provided, however, that Landlord and any additional party named pursuant to the terms of this Lease shall be named as additional insured thereunder, and provided that the coverage afforded Landlord and any additional insureds shall not be reduced or diminished by reason of the use of any such blanket or umbrella policy or policies and that all the requirements set forth in this Article 9 are otherwise satisfied.

Section 9.03. Landlord’s Insurance. Landlord shall during construction carry a policy of Builder’s Risk insurance and at all times during the Lease Term carry a policy of insurance which insures the Building, Parking Areas and the Tenant’s leasehold improvements and improvements and betterments against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a Causes of Loss Special Form insurance policy) for at least the full replacement value thereof; provided, however, that Landlord shall not be responsible for, and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant or which Tenant may have in the Building or the Leased Premises including any trade fixtures installed by or paid for by Tenant on the Leased Premises. Tenant shall be an additional insured and loss payee under such policy, as their interest may appear. Such policy shall not be modified without giving Tenant at least thirty (30) days’ notice. Landlord shall furnish Tenant with Certificates of Insurance evidencing such coverage.

Landlord shall provide and maintain commercial general liability insurance with respect to the Parking Areas with a combined single limit of not less than Five Million Dollars ($5,000,000), including insurance against the assumed or contractual liability of Landlord hereunder for bodily injury, death, and property damage. Such insurance policy or policies shall protect Tenant and Landlord as their interests may appear, naming Tenant as an additional insured and shall provide that it may not be cancelled on less than thirty (30) days prior written notice to Tenant. Landlord shall furnish Tenant with Certificates of Insurance evidencing such coverage.

Notwithstanding anything to the contrary contained in Section 9.03, Landlord may, at its option, satisfy any or all of its obligations to insure with (a) a so-called “blanket” policy or policies of insurance, or (b) an excess or umbrella liability policy or policies of insurance, now or hereafter carried and maintained by Landlord; provided, however, that Tenant shall be named as additional insured and loss payee thereunder, and provided that the coverage afforded Tenant and any additional insureds shall not be reduced or diminished by reason of the use of any such blanket or umbrella policy or policies and that all the requirements set forth in this Section 9.03 are otherwise satisfied. Subject to Tenant’s approval, Landlord may have a deductible under such policies. Landlord’s policies of insurance shall be issued by one or more insurance companies rated [A-/VIII or better] by A.M. Best and shall be written by an insurance company licensed to do business in North Carolina.

ARTICLE 10 - EMINENT DOMAIN

If the whole or any substantial part of the Leased Premises (such that the remaining part of the Leased Premises would be inadequate for use by Tenant for the purpose for which they were leased) shall be taken for public or quasi-public use by a governmental or other authority having the power of eminent domain or shall be conveyed to such authority in lieu of such taking, then Landlord shall have the option to terminate this Lease upon thirty (30) days written notice from Landlord to Tenant. In the event Landlord does not exercise such option, and if such taking or conveyance would cause the remaining part of the Leased Premises to be inadequate for use by Tenant for the purpose for which they were leased, then Tenant may, at its option, terminate this Lease as of the date Tenant is required to surrender possession of the Leased Premises by giving Landlord written notice of such termination. If a part of the Leased Premises shall be taken or conveyed but the remaining part is tenantable and adequate for Tenant’s use, then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable within one hundred twenty (120) days after such taking, to the extent reasonably practicable; and the rent shall be reduced in proportion to the part of the Leased Premises so taken or conveyed and temporarily reduced to the extent unusable during the reconstruction. All compensation awarded for such taking or conveyance shall be the property of Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award. However, Tenant shall have the right to recover from such authority, but not from Landlord, such compensation as may be awarded to Tenant on account of procuring, designing, moving and relocation expenses, as well as any unamortized (over the useful life) amounts of Shell Building and Tenant Improvement/Soft Costs Building Excess Expenses, if applicable.

ARTICLE 11 - LIENS

If, because of any act or omission of Tenant or any person claiming by, through, or under Tenant, any mechanic’s lien or other lien shall be filed against the Leased Premises or the Building or against other property of Landlord (whether or not such lien is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged of record within thirty-five (35) days after the date Tenant has notice from Landlord of filing thereof, and shall also indemnify Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, costs and expenses, including reasonable attorneys’ fees, resulting therefrom or by reason thereof. If Tenant shall not cause a lien to be discharged within fifteen (15) days after Tenant’s receipt of a second notice, Landlord may, but shall not be obligated to, bond such lien so that it is released of record and, if Landlord does so, then Tenant shall pay to Landlord, upon demand, the cost of such bond, plus all other out of pocket costs and expenses incurred in connection therewith.

ARTICLE 12 - RENTAL, PERSONAL PROPERTY AND OTHER TAXES

To the extent Tenant’s failure to pay the same may result in a lien on the Leased Premises, Tenant shall pay before delinquency any and all taxes, assessments, fees or charges, including any sales, gross income, rental, business occupation or other taxes, levied or imposed upon Tenant’s business operations in the Leased Premises and any personal property or similar taxes levied or imposed upon Tenant’s trade fixtures or other personal property located within the Leased Premises. In the event any such taxes, assessments, fees or charges are charged to the account of, or are levied or imposed upon the property of Landlord, Tenant shall reimburse Landlord for the same as additional rent. Notwithstanding the foregoing, Tenant shall have the right to contest in good faith any such item and to defer payment until after Tenant’s liability therefor is finally determined so long as Landlord is held harmless from any liability through bonding or such other security as is reasonably appropriate.

ARTICLE 13 - ASSIGNMENT AND SUBLETTING

Section 13.01. Assignment and Subletting. Except as hereinafter set forth, Tenant may not assign or sublet this Lease or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; and any attempted assignment without such consent shall be invalid. In the event of a permitted (pursuant to any provision of this Lease) assignment or subletting, Tenant shall at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under the terms, conditions and covenants of this Lease, unless the assignee has or achieves a tangible net worth of at least Fifty Million and 00/100 Dollars ($50,000,000.00) (the “Minimum Net Worth”), in which event Tenant shall automatically be released from all subsequent liabilities. Upon the occurrence of an event of default beyond any notice and cure period, if all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or by law, may, at its option, collect directly from the assignee or subtenant all rent becoming due to Landlord by reason of the assignment or subletting. Any collection by Landlord from the assignee or subtenant shall not be construed to constitute a waiver or release of Tenant from the further performance of its obligations under this Lease or the making of a new lease with such assignee or subtenant.

Any request for consent delivered by Tenant to Landlord shall be in writing, accompanied by (i) all information available to Tenant relating to the responsibility, financial condition and business of the proposed assignee or subtenant; (ii) a copy of the offer, certified by Tenant to be true and complete, and (iii) a copy of the proposed sublease agreement or assignment instrument to be executed by the parties.

Section 13.02. Permitted Transfers. Notwithstanding anything to the contrary, Landlord’s consent shall not be required for (a) Tenant to assign, transfer or otherwise convey this Lease or sublet all or any portion of the Leased Premises in connection with a merger, consolidation or reorganization of Tenant with an unaffiliated party or a sale or transfer of all or a substantial portion of the assets of Tenant; or (b) the transfer to an unaffiliated third-party of stock or membership interests of Tenant or a public offering by Tenant; or (c) Tenant to assign or sublet to an Affiliate. For the purposes of this Lease, the term “Affiliate” shall mean Tenant’s parent or any division, subsidiary or Affiliate of Tenant, or any other entity controlling, controlled by, or under common control or ownership with Tenant, Tenant’s parent or any successor to any of the aforesaid.

ARTICLE 14 - TRANSFERS BY LANDLORD

Section 14.01. Sale and Conveyance of the Building. Subject to the right of Tenant to purchase the Building under Sections 19.02, Landlord shall have the right to sell, convey or transfer its interest in the Building and the Land or the control thereof at any time during the Lease Term; and such sale and conveyance or other transfer of Landlord’s interest or control of the Building or Land shall operate to release Landlord’s interest from liability hereunder arising after the date of such conveyance as provided in Section 15.04, provided such transferee agrees in writing to assume all obligations of Landlord under this Lease first accruing on or after date of such conveyance.

Section 14.02. Subordination. Provided Landlord delivers to Tenant an executed, recordable agreement from the holder of a mortgage in the form attached hereto as Exhibit E (an “SNDA”), Landlord shall have the right to subordinate this Lease to the mortgage of any such holder. Notwithstanding the foregoing, no default by Landlord under any such mortgage shall affect Tenant’s rights hereunder so long as Tenant is not in default under this Lease beyond any notice and cure period. Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage, attorn to the purchaser upon any such foreclosure and recognize such purchaser as the landlord under this Lease. Notwithstanding the foregoing, the holder of any such mortgage shall have the right to subordinate such mortgage to this Lease on such terms and subject to such conditions as such holder shall deem appropriate in its discretion, and Tenant shall execute any instruments necessary to evidence such subordination provided Tenant receives a non-disturbance agreement reasonably acceptable to Tenant.

Concurrently with Landlord’s execution of this Lease, Landlord shall provide Tenant with an SNDA in form as set forth on Exhibit E, signed by the holder of the mortgage encumbering the Land as of the date hereof.

ARTICLE 15 - DEFAULTS AND REMEDIES

Section 15.01. Defaults by Tenant. The occurrence of any one or more of the following events after any applicable cure period shall be a default (the term “default” shall mean and include the expiration of any applicable cure period set forth in this Lease) under and breach of this Lease by Tenant:

A.

Tenant shall fail to pay any Monthly Base Rental Installment of Minimum Annual Base Rent or the Annual Rental Adjustment or any other amounts due hereunder within seven (7) days after written notice from Landlord of such default; provided, however, Landlord shall only be obligated to provide such notice twice during any Lease Year.

B.

Tenant shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after notice thereof from Landlord; unless Tenant shall fail commence such performance within said thirty-day period and thereafter diligently undertake to complete the same and does so complete the required action within a reasonable time.

C.

A trustee or receiver shall be appointed to take possession of substantially all of Tenant’s assets in, on or about the Leased Premises or of Tenant’s interest in this Lease (and Tenant does not regain possession within ninety (90) days after such appointment); Tenant makes an assignment for the benefit of creditors; or substantially all of Tenant’s assets in, on or about the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within one hundred twenty (120) days thereafter).

D.

A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant pursuant to any federal or state statute (and, with respect to any such petition filed against it, Tenant fails to secure a stay or discharge thereof within one hundred twenty (120) days after the filing of the same).

Section 15.02. Remedies of Landlord. Upon the occurrence of any event of default set forth in Section 15.01, Landlord shall have the following rights and remedies, in addition to those allowed by law, any one or more of which may be exercised without further notice to or demand upon Tenant;

A.

Landlord may re-enter the Leased Premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord as additional rent for any reasonable out of pocket costs and expenses which Landlord may incur to cure such default.

B.

Landlord may terminate this Lease as of the date of such default, in which event: (i) neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Leased Premises, and Tenant shall immediately thereafter surrender the Leased Premises to Landlord; (ii) Landlord may re-enter the Leased

Premises and dispossess Tenant or any other occupants of the Leased Premises using judicial process, and may remove their effects, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent; and (iii) notwithstanding the termination of this Lease, Landlord may declare the present value of all rent which would have been due under this Lease for the balance of the term in excess of the present value (using the then current Prime Rate plus four percent (4%) as the discount rate) of all rent which Tenant proves Landlord could have collected during such period to be immediately due and payable subject to any mitigation, whereupon Tenant shall be obligated to pay the same to Landlord, together with all loss or damage which Landlord may sustain by reason of such termination, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (B)(l) of Section 15.02 shall survive the termination of this Lease; or

C.

Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let all or any part of the Leased Premises for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall immediately be obligated to pay to Landlord as liquidated damages the net present value (using Prime Rate as the discount rate) difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term, together with all of Landlord’s reasonable costs and expenses for preparing the Leased Premises for re-letting, including all repairs which were Tenant’s responsibility hereunder (but specifically excluding the costs of any alterations or tenant finish improvements not reimbursed by the new tenant), brokers’ and attorneys’ fees incurred in connection with such reletting, and all loss or damage which Landlord may sustain by reason of such re-entry and re-letting.

D.	Landlord or Tenant may sue for injunctive relief or to recover damages for any loss resulting from the other party’s breach.

Landlord shall, in any event, use good faith, commercially reasonable efforts to mitigate its damages and re-rent the Leased Premises in the event of a default by Tenant.

Section 15.03. Default by Landlord and Remedies of Tenant. In the event Landlord fails to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease within thirty (30) days after Tenant has provided Landlord with written notice of such failure (or within a reasonable time if such failure cannot be reasonably performed within such thirty (30) day period and Landlord commences such performance within such thirty (30) day period and thereafter diligently pursues such cure to completion within a reasonable time), Tenant, in addition to any other rights and remedies available in law, shall have the right (but not the obligation), to cure such failure and Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in connection with such cure within thirty (30) days after demand therefor by Tenant; and if Landlord shall not reimburse Tenant within such thirty (30) day period, Tenant have the right to set-off such amount against Base Rent.

Section 15.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this

Lease, and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that Landlord shall have no personal liability, and Tenant shall look solely to Landlord’s interest in and to the Leased Premises and the rents, proceeds and profits thereof for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment and that Landlord shall not be liable for any deficiency.

The references to “Landlord” in this Lease shall be limited to mean and include only the owner or the owners of the fee or ground lease interest in the Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the “Landlord” initially named herein, or in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically released from all personal liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord hereunder arising after the date of such transfer provided such is expressly assumed by the transferee; and the transferee shall be deemed to have assumed all of such terms, conditions, covenants and obligations.

Section 15.05. Non-Waiver of Defaults. The failure or delay by either party hereto to exercise or enforce at any time any of the rights or remedies or other provisions of this Lease shall not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of either party thereafter to exercise or enforce each and every such right or remedy or other provision. No waiver of any default and breach of the Lease shall be deemed to be a waiver of any other or further default and breach. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. The receipt by Tenant of less than the full amount due Tenant shall not be construed to be other than a payment on account of the amount then due, nor shall any statement on Landlord’s check or any letter accompanying Landlord’s check be deemed an accord and satisfaction, and Tenant may accept such payment without prejudice to Tenant’s right to recover the balance of the amount due or to pursue any other remedies provided in this Lease, in law or equity.

Section 15.06. Attorneys’ Fees. In the event either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party employs attorneys to litigate such default, the non-prevailing party agrees to reimburse the prevailing party for the attorney’s fees and reasonable costs incurred thereby.

Section 15.07. Force Majeure. Notwithstanding any other provision contained in this Lease or elsewhere, but subject to the terms of Section 2.02(M), Landlord or Tenant shall not be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by fire, earthquake, explosion, flood, hurricane, pandemic, the elements, acts of God or the public enemy, action, restrictions, limitations, or interference of governmental authorities or agents, delays in the issuance of permits or granting of approvals due to the failure of the applicable governmental authority, or its agents, to respond, or its delay in responding to proper submissions, applications or requests for action by Landlord or its agents, war, invasion, insurrection, rebellion, riots, strikes or lockouts shortages of labor or materials or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of Landlord or Tenant (each a “Force Majeure Event”) and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease. In the event that Tenant’s occupancy is delayed due to the events stated above, the Rent Commencement Date shall be extended by the number of days of such delay. Notwithstanding anything to the contrary, no Force Majeure Event shall apply to Tenant’s obligation to pay rent, additional rent, reimbursements, fees or other charges due Landlord or any contractor, agent or any other person or entity with a business relationship with Landlord. Notwithstanding the foregoing, Tenant shall have the right to defer fifty percent (50%) of each payment of Minimum Annual Base Rent for a period not to exceed ninety (90) consecutive days in the event Tenant is unable to operate in the Leased Premises due to government-mandated laws or regulations; provided that Tenant must repay any deferment of such Minimum Annual Base Rent in equal installments during the six (6) month period beginning after the expiration of the period in which Minimum Annual Base Rent was deferred.

ARTICLE 16 - TENANT’S RESPONSIBILITY REGARDING ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 16.01. Environmental Definitions.

A.

“Environmental Laws” - All present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, including the rules and regulations of the United States Environmental Protection Agency or of any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

B.

“Hazardous Substances” - Those substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” “solid waste” or “infectious waste” under Environmental Laws.

Section 16.02. Compliance.

A.

By Tenant. Subject to the provisions of Section 16.02.B., below, Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice issued by any governmental agency or board pursuant to the Environmental Laws, which shall impose any duty upon Tenant with respect to the use and occupancy of the Leased Premises whether such notice shall be served upon Landlord or Tenant; provided, however that Tenant shall have the right to contest the validity of any such notice but shall comply therewith pending the determination of such validity; provided that Tenant may seek a stay of any obligation to comply with such notice from any governmental agency or board at Tenant’s sole cost and expense, provided that (i) Tenant shall be liable to Landlord for any loss or damages suffered by Landlord (including, without limitation, damage to the Building or Common Areas) as a result of such stay and (ii) the Tenant’s obligations under this Article 16, including, without limitation, its indemnification obligations, shall continue in full force and effect notwithstanding such stay.

B.

By Landlord. Landlord, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice issued by any governmental agency or board pursuant to the Environmental Laws, (i) relating to any Hazardous Substances existing at the Leased Premises on or prior to the date of this Lease, and (ii) relating to the existence of any Hazardous Substances existing at the Leased Premises after the date of this Lease, the presence of which resulted from the acts or omissions of any person or entity other than Tenant, its agents, employees, or contractors; provided, however that Landlord shall have the right to contest the validity of any such notice but shall comply therewith pending the determination of such validity; provided that Landlord may seek a stay of any obligation to comply with such notice from any governmental agency or board at Landlord’s sole cost and expense, provided that (i) Landlord shall be liable to Tenant for any loss or damages suffered by Tenant (including, without limitation, damage to the Building or Common Areas) as a result of such stay and (ii) the Landlord’s obligations under this Article 16, including, without limitation, its indemnification obligations, shall continue in full force and effect notwithstanding such stay.

Section 16.03. Restrictions. (a) Tenant shall operate its business in material compliance with all Environmental Laws. Tenant shall not cause or permit (to the extent such is within the reasonable control of Tenant or Tenant’s employees, agents, contractors and licensees) the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and good management practices prevailing in the industry.

(b) Landlord shall conduct its activities in the Leased Premises in material compliance with all Environmental Laws. Landlord shall not cause or permit (to the extent such is within the reasonable control of Landlord or Landlord’s employees, agents, contractors and licensees) the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for performing its activities on the Leased Premises, in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and good management practices prevailing in the industry.

Section 16.04. Notices, Affidavits, Etc. Tenant shall promptly notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances in violation of Section 16.03 on, under or about the Leased Premises and shall promptly deliver to Landlord any notice received by Tenant relating to (i) and (ii) above from any source. Tenant shall provide all information in its possession, including executing affidavits, representations and the like reasonably requested by Landlord within twenty (20) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 16.05. Landlord’s Rights. Subject to the provisions of Section 5.03, Landlord and its agents shall have the right, but not the duty, to inspect the Leased Premises and conduct tests thereon to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or whether there are Hazardous Substances on, under or about the Leased Premises.

Section 16.06. Tenant’s Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s managing agent and Landlord’s officers, directors, shareholders, employees and agents from any and all claims, losses, liabilities, costs, expenses and damages, including reasonable attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 16. The covenants and obligations under this Article 16 with respect to matters arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

Section 16.07. Landlord’s Agreements Regarding Hazardous Substances. Landlord represents and warrants, to Landlord’s actual knowledge, that (a) no leak, spill, release, generation, discharge, emission or disposal of Hazardous Substances has occurred on the Land prior to the date of this Lease; (b) there are no buried, partially buried, above-ground or other tanks, storage vessels, drums or containers located in or on the Leased Premises; (c) Landlord has received no warning, notice, notice of violation, administrative complaint, judicial complaint or formal or informal notice alleging that conditions on the Leased Premises are in violation of any Environmental Laws. Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s members, officers, directors, shareholders, employees and agents from any and all claims, losses, liabilities, costs, expenses and damages, including reasonable attorneys’ fees, caused by (x) the breach by Landlord of the representation made in the preceding sentence; (y) any breach by Landlord of its obligations under Section 16.03(b); or (z) the leakage, spillage, discharge, or release of any Hazardous Substance as a result of Landlord’s, its agents, employees, or contractor’s acts or omissions. Landlord covenants and agrees that to the extent it cleans up, removes and/or remediates any contamination, it will use commercially reasonable efforts to minimize any resulting interference with Tenant’s operations on the Leased Premises. This Section 16.07 shall survive the termination or expiration of this Lease.

ARTICLE 17 - NOTICE AND PLACE OF PAYMENT

Section 17.01. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered by (a) nationally recognized overnight courier or (b) Registered or Certified mail, postage prepaid. The effective date of any notice given via overnight courier or Registered or Certified mail shall be the date of the receipt. Rejection or other refusal to accept notice shall be deemed to be receipt as of the date of rejection or refusal. The address specified in the Basic Lease Provisions may be changed by giving written notice thereof to the other party.

Section 17.02. Place of Payment. All rent and other payments required to be made by Tenant to Landlord shall be delivered or mailed to Landlord at the address specified in the Basic Lease Provisions or to Landlord’s management agent at any other address Landlord may specify from time to time by written notice given to Tenant.

ARTICLE 18 - MISCELLANEOUS GENERAL PROVISIONS

Section 18.01. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Leased Premises or the Building or with respect to the suitability or condition of any part of the Building for the conduct of Tenant’s business except as provided in this Lease.

Section 18.02. [Intentionally Omitted]

Section 18.03. Choice of Law. This Lease shall be governed by and construed pursuant to the laws of the State of Ohio.

Section 18.04. Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 18.05. Time. Time is of the essence of this Lease and each and all of its provisions.

Section 18.06. Defined Terms and Marginal Headings. The words “Landlord” and “Tenant: used herein shall include the plural as well as the singular. If more than one person is named as the initial Tenant, the obligations of such persons are joint and several. The marginal headings and titles to the articles, sections and paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

Section 18.07. Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

Section 18.08. Severability of Invalid Provisions. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

Section 18.09. Definition of the Relationship between the Parties. Landlord shall not, by virtue of the execution of this Lease or the leasing of the Leased Premises to Tenant, become or be deemed a partner of or joint venturer with Tenant in the conduct of Tenant’s business on the Premises or otherwise.

Section 18.10. Estoppel Certificate. Each party shall, within twenty (20) days following receipt of a written request of the other party, deliver a written instrument to the other party or to any other person or firm specified by such other party, a written statement, in substantially the form of Exhibit F.

Section 18.11 Recordation of Lease. Neither party shall record this Lease. At the request of either party, however, the parties shall promptly execute, acknowledge and delivery to each other a short-form memorandum of lease in substantially the form attached hereto as Exhibit G, which may be recorded by either party.

ARTICLE 19 - ADDITIONAL PROVISIONS

Section 19.01. Options to Extend.

A.

Provided Tenant is not in default hereunder as of the date it exercises an Extension Option (as hereinafter defined), Tenant shall have the option to extend the original Lease Term (the “Original Term”) for consecutive periods of one (1) additional period of ten (10) years, followed by two (2) additional periods of five (5) years each (each, an “Extension Option”; the “Extension Term(s)”). Each Extension Term shall be upon the same terms and conditions contained in the Lease for the Original Term except (i) this provision giving extension options shall be deemed amended to reflect only the remaining options to extend, if any and (ii) the Minimum Annual Base Rent shall be as determined in this Article 19. Tenant shall exercise such option by delivering to Landlord, no later than nine (9) months prior to the expiration of the Original Term or such Extension Term, as the case may be, written notice of Tenant’s exercise of its option to extend the Lease Term. If Tenant properly exercises its option to extend, upon the request of Landlord, Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the Extension Term.

B.	The Minimum Annual Base Rent in the first Extension Term of ten (10) years shall be:

Lease Year 13	$353,469.89	$4,241,638.70
Lease Year 14	$364,073.99	$4,368,887.86
Lease Year 15	$374,996.21	$4,499,954.49
Lease Year 16	$386,246.09	$4,634,953.13
Lease Year 17	$397,833.48	$4,774,001.72
Lease Year 18	$409,768.48	$4,917,221.77
Lease Year 19	$422,061.54	$5,064,738.43
Lease Year 20	$434,723.38	$5,216,680.58
Lease Year 21	$447,765.08	$5,373,181.00
Lease Year 22	$461,198.04	$5,534,376.43

C.

The Minimum Annual Base Rent for each of the two five year Extension Term shall be the higher of (i) Minimum Base Annual Rent in the last year prior to such five year Extension Term, ignoring any Minimum Annual Base Rent abatement, cancellation or other reduction, or (ii) the then fair market rent for the Leased Premises (as so determined for each five (5) year Extension Term, the “Fair Market Rent”) as hereafter determined.

Within a twenty-one (21) day period following Landlord’s receipt of Tenant’s valid exercise of its option for an Extension Term pursuant to Section 19.01A., the parties shall confer and attempt to reach agreement as to the fair market rent of the Leased Premises. If Landlord and Tenant cannot reach a determination of such Fair Market Rent within the twenty-one (21) day conference period, then, within ten (10) days after such twenty-one (21) day conference period, Landlord and Tenant will each select and retain an independent MAI certified real estate appraiser, which appraiser has the qualifications set forth below. Each selected appraiser will be paid by the party employing the appraiser and will furnish each party a written determination within thirty (30) days.

a.     If the determinations of the two (2) selected appraisers are within ten percent (10%) of each other, then fair market rent will be the average of the two (2) determinations. If the two (2) selected appraisers do not agree within ten percent (10%) on a fair market rent, a third (3rd) independent MAI appraiser, with the qualifications set forth below will be appointed within ten (10) days by the two selected appraisers. The appointed appraiser will be paid equally by each party and will independently select one (1) of the determinations of fair market rent submitted by the first two (2) appraisers, and notify Landlord and Tenant in writing of such decision, within thirty (30) days after his/her appointment.

b.     If either party shall fail or refuse to select an appraiser when required under the provisions of subsection (b), then the determination of fair market rent made by the appraiser selected by the other party shall be binding on both parties and shall be the fair market rent. If the appraisers selected by the parties shall fail or refuse to agree upon the appointment of a third appraiser when required under the provisions of this Section 19.01B., then each party will cause the appraiser selected by it to supply the name of one independent MAI appraiser, with the qualifications set forth below, and an employee of Tenant shall draw one (1) name of the two (2) provided, in the presence of an employee of Landlord. In the event the appraiser selected by only one (1) party supplies the name of an independent appraiser when required under the provisions of this Section 19.01B., the independent appraiser named by such appraiser shall be the appointed third appraiser.

Each appraiser referred to above shall be independent and shall be a licensed MAI real estate appraiser with at least five (5) years’ experience within the previous ten (10) years as a commercial real estate appraiser working in the county in which the Leased Premises is located, with knowledge of relevant market rental values, sales values and practices in the metropolitan area. An appraiser shall be deemed “independent” if that broker has not previously acted in any capacity for either party within the preceding three (3) years.

If either party objects to the Fair Market Rent that has been set by the appraiser(s), it shall have the right to elect to have this Lease expire at the end of the then-existing Lease Term. Such party’s election to allow this Lease to expire at the expiration of the Lease Term must be exercised within twenty (20) days after receipt of notice from the appraisers of the Fair Market Rent. If neither party exercises its election within such 20-day period, the Lease Term shall be extended as provided in this section. If one party so elects, such party shall pay all three appraisers’ bills and if both parties so elect, then each party shall pay its own selected appraiser and the third appraiser’s bill shall be paid equally by the parties.

Section 19.02. Right of First Offer to Purchase the Leased Premises.

A.     Provided that Tenant is not then in default hereunder beyond any notice and cure period as of the date it exercises the option granted herein, Landlord shall notify Tenant in writing (“Landlord’s Notice”) if, at any time during the Lease Term, Landlord desires to sell or transfer all or any portion of the Building and/or the Land (collectively for purposes of this Section 19.02, the “Offer Property”) to a third party unaffiliated with Landlord. Landlord’s

Notice shall contain a copy of the terms upon which Landlord desires to sell the Offer Property. Upon receipt of Landlord’s Notice, Tenant shall have the option to purchase the Offer Property at the purchase price and upon such other terms and conditions as are set forth in Landlord’s Notice (“Right of First Offer”). Tenant shall have thirty (30) days upon receipt of Landlord’s Notice in which to notify Landlord of its election to purchase the Offer Property on the terms and conditions contained in Landlord’s Notice. In the event Tenant fails to notify Landlord of its agreement to purchase the Offer Property in the manner provided herein within said thirty (30) day period, such failure shall be conclusively deemed a rejection of the Right of First Offer, whereupon Landlord shall be free to sell the Offer Property to a third party upon substantially the terms set forth in Landlord’s Notice and, except as next provided, Tenant’s Right of First Offer shall be of no further force or effect. If, however, Lessor proposes to sell the Offer Property for less than ninety-eight percent (98%) of the purchase price set forth in Landlord’s Notice or upon substantially more favorable terms and conditions than were offered to Tenant, Landlord must reoffer the Offer Property to Tenant at such lower price and/or upon such more favorable terms and conditions in accordance with the tenor hereof. Within thirty (30) days after Tenant notifying Landlord of its agreement to purchase the Offer Property pursuant to this section or such additional time as agreed by Landlord and Tenant in writing, Landlord and Tenant shall enter into a purchase agreement containing the terms and conditions set forth in Landlord’s Notice and such other mutually agreed upon terms and conditions, if any. Tenant’s right under this Section 19.02 shall terminate and be of no further force or effect upon the closing of a sale to a party named in Landlord’s notice.

If Tenant exercises its option to purchase the Offer Property as set forth herein, either party shall have the right to sell/acquire the Offer Property as part of a transaction that is intended to qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. The non-exchanging party shall make all reasonable efforts to cooperate with the exchanging party, provided, however, that the date of closing shall not thereby be delayed, the non-exchanging party shall not be obligated to incur any additional expenses and the exchanging party shall defend, indemnify and hold harmless the non-exchanging party against any and all reasonable losses, costs, expenses and liabilities which may arise out of such tax-deferred exchange. To facilitate such exchange, the exchanging party shall have the right to assign its rights under the agreement to a qualified intermediary and to require the non-exchanging party’s execution and delivery of all documents and instruments required to affect such exchange to such intermediary.

Section 19.03. Quiet Enjoyment. Provided that Tenant is not in default under this Lease beyond any notice and cure period, Landlord agrees that Tenant shall, at all times during the Lease Term have the peaceable and quiet enjoyment of possession of the Lease Premises and Landlord shall defend such quiet enjoyment against any party.

Section 19.04. Financial Statements. Landlord shall have the right to request copies of Tenant’s most recent audited financial statements once each Lease Year, unless the stock of Tenant is publicly traded.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

PREMIER CONOVER, LLC

By: Premier Managers II, LLC

By:	/s/ Spencer N. Pisczak
Printed:	Spencer N. Pisczak
Title:	Manager

TENANT:

ARHAUS, LLC

By:	/s/ JOHN P. REED
Printed:	JOHN P. REED
Title:	CEO

STATE OF OHIO	)
) SS:
COUNTY OF CUYAHOGA	)

BEFORE ME, a Notary Public in and for said County and State, appeared Spencer N Pisczak, the Manager of Premier Managers II, the Manager of PREMIER CONOVER, LLC, an Ohio limited liability company, who before me acknowledged that he executed the foregoing instrument on behalf of said entity and the same was his free act and deed in such capacity and the free act and deed of said entity. This is an acknowledgment clause. No oath or affirmation was administered to the signer.

WITNESS my hand and Notarial Seal this 15th day of February, 2021.

/s/ Holly M. Tufts
Notary Public

Holly M. Tufts
(Printed Signature)

My Commission Expires: Aug. 12, 2022

My County of Residence: SUMMIT

STATE OF OHIO	)
) SS:
COUNTY OF SUMMIT	)

Acknowledged before me, a Notary Public in and for said County and State, personally appeared John P. Reed, by me known and by me known to be the CEO of Arhaus, LLC, a Delaware limited liability company, on behalf of said limited liability company. This is an acknowledgment clause. No oath or affirmation was administered to the signer.

WITNESS my hand and Notarial Seal this 12 day of March, 2021.

/s/ Barbara A. Lee
Notary Public

Barbara A. Lee
(Printed Signature)

My Commission Expires: 11/17/2025

My County of Residence: Summit

EXHIBITS

Exhibit A	-	Legal Description of Land
Exhibit B	-	Project Schedule
Exhibit C	-	Project Description
Exhibit C-1	-	Project Costs
Exhibit D	-	Exterior Elevations
Exhibit E	-	Form of SNDA
Exhibit F	-	Form of Estoppel Certificate
Exhibit G	-	Form of Memorandum of Lease